EXHIBIT 10.25



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                             [THE ACUMEN GROUP LOGO]

                 THE ACUMEN GROUP     Competitive Advantage Through
                                      Technology Innovation


                                SERVICE AGREEMENT

         SERVICE AGREEMENT (this "Agreement") made as of December ll, 1995 by and between CHEMICAL LEAMAN TANK LINES, INC., a corporation with mailing address 102 Pickering Way, Exton, PA 19341 ("CLTL"), and ACUMEN CONSULTING GROUP, INC., a corporation with mailing address Summit Place, 420 Lakeside Avenue, Marlboro, MA 01752 ("Acumen").

                                    Agreement

         For good and valuable consideration and intending to be legally bound hereby, the parties agree as follows:

      1. Certain Definitions. For all purposes of this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

         "Deliverables" shall have the meaning set forth in Section 3.

         "Laws and Regulations" shall mean and refer to all present and future laws, codes, ordinances, orders, judgments, decrees, injunctions, licenses, rules, permits, approvals, agreements, regulations and requirements of any government or governmental agency, whether federal, state or local.

         "Parties" shall mean and refer to CLTL and Acumen.

         "Person" shall mean and refer to any individual, corporation, partnership, joint venture, trust, government or governmental agency, or any other entity.

         "Project" shall mean and refer to that project for the re-engineering of the information and technology systems at CLTL described in the Project Proposal and shall include all Work.

         "Project Proposal" shall mean and refer to that proposal entitled "Chemical Leaman Information Systems Architecture (C.L.I.S.A.), Project Proposal, Rev. 1.4," dated July 20, 1995, as amended by Addendum dated October 30, 1995 all in the form attached hereto, and as the same may be further amended or supplemented with addenda from time to time by written agreement of Acumen and CLTL.

         "Section" shall mean and refer to a Section in this Agreement.

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         "Subcontractor" shall mean and refer to any Person who performs Work as a subcontractor to Acumen pursuant to Section 9, provided that the term "Subcontractor" shall not include vendors of hardware or commercially available software.

         "Work" shall mean and refer to all work and services performed or required to be performed and all Deliverables, designs, plans, reports, documents, files, software, codes (source and object), logarithms, hardware, machinery, equipment and other intellectual property, goods and products created, produced, modified or delivered or required to be created, produced, modified or delivered by Acumen, directly or through Subcontractors, pursuant to this Agreement.

Whenever the context may require, any noun, including any term defined in this Agreement, shall include its plural or singular form, and any pronoun shall include the corresponding masculine, feminine and neuter forms, both singular and plural.

         2. Co-ordination of this Agreement and Consulting Services Agreement; Cross Default. CLTL has, by a separate Consulting Services Agreement with Acumen
and Fernando Colon Osorio dated as of October   , 1995 (the "Consulting Services
Agreement") engaged Acumen and/or Osorio as an independent contractor to advise and assist CLTL in certain investigations and projects intended generally to enhance CLTL's data handling, management information, data communications and related automated systems in order to secure to CLTL certain competitive advantages. Osorio, who is the President, controlling stockholder and a director of Acumen, is widely experienced and expert in those fields of computerized systems and information handling and communications and shall be Acumen's principal representative dealing with CLTL. The Parties acknowledge that without the commitment of Osorio's time and services as provided in the Consulting Services Agreement, CLTL would not contract with Acumen and would not enter into this Agreement. In addition, Acumen agrees that any default by Osorio and/or Acumen under the Consulting Services Agreement shall be and shall constitute a default by Acumen under this Agreement.

         The Parties acknowledge and agree that neither Acumen nor Osorio shall be entitled to receive any fees, compensation, profit, incentive payment or other remuneration or consideration under this Agreement for or relating to Work performed or to be performed by Osorio (other than certain reimbursements of expenses as provided for herein), but rather that all consideration for Osorio's services and Work shall be provided for and paid under the Consulting Services Agreement.

         3. Development of the Project Proposal; Deliverables; Phase One. The Parties acknowledge that the Work shall consist of a series of carefully defined tasks and phases, each culminating in specified task products or systems which are sometimes termed "Deliverables" or "Project Deliverables." Acumen agrees to perform the Work specified in the Project Proposal in accordance with the Project Proposal and this Agreement. As set forth in the Project Proposal, the Work shall be broken into several Phases. As specified in Table 2, p. 10 of the Project Proposal, a detailed list of Project Deliverables for all Phases of the Project shall be jointly developed by Acumen and CLTL and reviewed and approved by CLTL, as part of Phase

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One of the Project. The Project Deliverables shall take the form of formal functional specifications ("Specifications"). The Specifications shall be completed and approved by the end of the first three months of Phase One. If approval of the Specifications is delayed by CLTL, the period for the performance of Phase One shall be similarly delayed and extended. At the completion of each Phase, the Parties shall refine the Project Deliverables and the Specifications for the next Phase and Acumen shall commence Work on such next Phase upon receipt of written notification to commence from CLTL. During the course of the Work, Acumen and CLTL shall work together and cooperate to develop the Project Deliverables and related Specifications for each Phase of the Project. The Project Deliverables and related Specifications, when agreed to by the Parties, shall be set forth in one or more amendments or addenda to the Project Proposal or in CLTL issued change orders, each of which amendments, addenda or change orders shall require the written approval of the Parties to be effective.

         The Parties have preliminarily defined and set forth in the Project Proposal the tasks, task products, systems and Deliverables which shall constitute Phase One of the Work, and their applicable components, time tables, development, implementation, testing and acceptance criteria and procedures, costs and payment schedules. Based on that definition and as the same may be further developed in the course of the Work, subject to the terms and conditions of this Agreement, and with the agreement that the final cost of Phase One shall not, unless the final agreed Phase One Project Deliverables are more extensive or require additional Work as compared to those in the Project Proposal as of the date here, exceed an aggregate of $2,000,000 (exclusive of amounts payable for Osorio services under the Consulting Services Agreement) and the further agreement that Acumen shall use its best efforts so that Phase One shall be completed and accepted in full within nine months of the date of this Agreement (subject, however, at all delays and extensions permitted or provided for in this Agreement), CLTL hereby authorizes Acumen to proceed with Phase One as promptly as possible, and Acumen agrees to do so.

         4. The Project and the Work. In consideration of the fees paid from time to time by CLTL to Acumen hereunder and for Osorio's services under the Consulting Services Agreement, Acumen shall, commencing as soon as possible after the date of this Agreement and continuing thereafter substantially without interruption (except as otherwise provided herein) until completion, final delivery, acceptance and error correction, perform the Work authorized by CLTL hereunder in strict accordance with the Project Proposal and on the terms and conditions set forth in this Agreement. Acumen shall not undertake any Work until the same is authorized in writing by CLTL, and then only on the time schedule, in the manner, for the prices and otherwise as contemplated by the Project Proposal or as otherwise authorized or agreed by the Parties. If any conflict exists between the terms of this Agreement and the terms of the Project Proposal, the terms of this Agreement shall take precedence and control.

         Acumen shall make every reasonable effort and shall cooperate with CLTL, and CLTL shall cooperate with Acumen, to accomplish all aspects of the Work (including Subcontracting and the acquisition of hardware, software, equipment and all other vendor items) at the lowest reasonable net cost to CLTL consistent with the terms of this Agreement and the goals of developing first-class, efficient, effective and integrated systems which are durable, reliable and

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economic to operate and maintain and which provide CLTL with competitive advantages.

         Acumen and each Subcontractor shall perform all Work in a first-class, professional and orderly manner and enforce strict discipline and order among its employees. All Persons employed by Acumen and all Subcontractors engaged by Acumen to perform the Work shall be experienced and competent in the tasks assigned to them. Acumen shall not appoint any Subcontractor to perform any portion of the Work without the prior written consent of CLTL, provided that this restriction shall not apply to any Person who is to be paid less than $15,000 for Work performed under this Agreement during any three-month period. In addition, Acumen shall promptly remove from involvement in the Project any professional, technical or management Person, to whom CLTL reasonably objects in writing.

         In performing the Work, Acumen and each Subcontractor shall at all times comply with all Laws and Regulations relating to the performance of the Work, including those Laws and Regulations relating to labor, equal opportunity, antidiscrimination, health, safety and O.S.H.A. In addition, Acumen shall maintain all insurance required by applicable Laws and Regulations and all such additional insurance as Acumen and CLTL may agree to be adequate consistent with the obligations of Acumen related to this Agreement.

         In performing the Work, Acumen and each Subcontractor shall take all reasonable precautions and shall observe all rules and orders of CLTL designed to protect CLTL's personnel, assets and property, including without limitation its hardware, software, on-line information and documentation, and which rules and orders are communicated to Acumen in writing.

         Acumen shall, following the protocols and procedures set forth in the Project Proposal, maintain appropriate professional documentation of its performance of the Work and shall deliver the same to CLTL from time to time as CLTL shall request. Except as provided in Section 12, all such documentation shall be the sole property of CLTL, but Acumen shall have continuing access to it for all proper purposes, including the further performance of the Work and the correction of errors.

         5. Completion and Delivery. Acumen shall complete and deliver the Deliverables and all other systems and items of Work required to be completed and delivered by it in strict compliance with the completion, delivery, testing and acceptance schedules and procedures set forth in the Project Proposal or the Work is otherwise defined or agree to, and subject to delays which are excused or are due to CLTL or other vendors. As part of the definition of the Project Deliverables for each Phase the Parties shall agree upon acceptance criteria for the Deliverables and an efficient and expedient process for performance of the agreed acceptance tests.

         6. Acumen As Independent Contractors. Acumen shall at all times be and act as an independent contractor to and not as an agent of CLTL and shall maintain complete control over Acumen's employees, agents, representatives and Subcontractors. All individuals, including Osorio, employed by Acumen in connection with the Project and the Work shall be

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Acumen's employees and not employees of CLTL. Subject to this Agreement, Acumen shall have complete responsibility for the Work and for all means, methods, techniques and sequencing, for coordinating all portions of the Work and for the acts and omissions of all Subcontractors. As an independent contractor, Acumen shall not be entitled to any of the benefits associated with employment by CLTL, including insurance protection, tax withholding, social security and workmen's compensation. CLTL agrees not to hire, nor attempt to hire, any employee of Acumen or any employee of any Subcontractor during the course of the Work and for a period of one year after completion of the Work, without the prior written consent of Acumen. Acumen agrees not to hire, nor attempt to hire, any employee of CLTL during the course of the Work and for a period of one year after completion of the Work, without the prior written consent of CLTL.

         7. Continuous Availability of Osorio. Acumen shall make the services of Osorio continuously available to CLTL for the periods and during the time that Osorio is obligated to provide services to CLTL under the Consulting Services Agreement.

         8. Continuing Access. CLTL shall furnish Acumen and Acumen's authorized employees (including Osorio) and Subcontractors with open and continuing access to such of CLTL's personnel (both face-to-face and by telephone), premises, equipment, software, systems, and information as may be reasonably appropriate for the effective performance of the Work, subject, however, to such security and safety regulations and procedures as CLTL may from time to time prescribe and communicate in writing to Acumen and to such interruptions as CLTL may deem appropriate to enable CLTL to maintain its normal business operations and to respond to unusual demands, emergencies and other special circumstances.

         9. Subcontractors. The Parties acknowledge that Acumen intends to subcontract specified portions of the Work to selected Subcontractors. Nothing contained in this Agreement or in any subcontract awarded by Acumen shall create any contractual relationship between CLTL and any Subcontractor, except to the extent required by the third paragraph of this Section 9. No subcontract shall relieve Acumen of its obligations to CLTL under this Agreement. So long as CLTL pays Acumen all amounts due Acumen hereunder for work performed by Acumen (or by Subcontractors or other Persons acting on behalf of Acumen hereunder), CLTL shall have no obligation to pay, or to cause the payment of, any moneys to any Subcontractor or other Person acting through, under or on behalf of Acumen or Osorio and Acumen shall indemnify and hold CLTL harmless from any and all such claims.

         Prior to engaging any Subcontractor, Acumen shall furnish CLTL, in writing, the name, address and professional qualifications of each proposed Subcontractor, a description of those tasks intended to be performed by such Subcontractor and a copy of all agreements proposed to be entered into by Acumen and such Subcontractor. Acumen shall not engage any Subcontractor to perform any portion of the Work unless and until CLTL has approved in writing that Subcontractor and the terms and conditions of its agreements with Acumen, which approvals shall not be unreasonably withheld or delayed. The requirements of this paragraph shall be subject to the proviso of the third sentence of the third paragraph of Section 4. CLTL consents to the use by Acumen of Parallogic, Inc., Marble Associates, Inc., Transport

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Dynamics, Inc., and NCS, Ltd as Subcontractors.

         All Work performed for Acumen by a Subcontractor shall be pursuant to an appropriate written agreement between Acumen and that Subcontractor which shall, as applicable and, unless otherwise agreed by CLTL, contain provisions that:

         (i) reasonably preserve and protect all rights of CLTL under this Agreement and to the Work to be performed under such subcontract;

         (ii) require that the Work be performed in strict accordance with the applicable requirements of this Agreement and the Project Proposal;

         (iii) obligate each Subcontractor to look solely to Acumen, so long as CLTL pays Acumen all amounts due Acumen hereunder for Work performed by Subcontractors and accepted by CLTL, for payment of all amounts owing to it by reason of the Work and provide that such Subcontractor shall have no claims and waives all lien rights (including mechanics and suppliers liens) against CLTL with respect thereto;

         (iv) require each Subcontractor to provide and maintain adequate insurance consistent with its obligations related to this Agreement; and

         (v) obligate each Subcontractor specifically to consent to and be bound by those obligations under this Agreement which by their terms are intended to also bind Subcontractors, including the provisions of Section 4, The Project and the Work; Section 12, Proprietary Property; Licenses; Section 13, Nondisclosure; and Section 14, Warranties.


         10. Fees and Costs. Acumen has provided CLTL with a "Minimum," "Maximum" and "Best Guess" cost scenario for the completion of the Project, which is set forth in Table 5, p. 14, of the Project Proposal. Acumen shall, on a best-efforts basis, attempt to complete the Project at a cost which is equal to or less than the "Best Guess" scenario.

         Fees payable by CLTL to Acumen, both for the professional services of Acumen and for the professional services of Subcontractors to Acumen, shall be determined as follows:

         (i) for professional services by Acumen, at the respective rates set forth on the attached Schedule of Professional Fees for the hours each employee of Acumen is actually engaged in the work;

         (ii) for professional services of Suncontractors, on a time and materials basis at the amounts billed by each such Subcontractor to Acumen for work actually performed pursuant to its approved subcontract, which amounts shall represent Acumen actual cost without markup, override, commission or other profit to Acumen; and

         (iii) for materials, equipment, hardware, software, vendor items, and reimbursable costs (delivery, telephone, computer time and so forth), at cost without markup, override,


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commission or other profit to Acumen or the Subcontractor, as the case may be.

         Acumen shall provide CLTL approximately on the 5th and 20th of each month with an invoice setting forth amounts owed by CLTL under this Agreement for Work actually performed or materials actually provided to the last day of the previous month or the 15th day of the month, as the case may be. Immediately upon CLTL's payment of each invoice, Acumen shall pay to its Subcontractors, vendors and other suppliers all amounts then owed to them which were covered by such invoices. To the extent Acumen fails to pay any such amount owed to Acumen's Subcontractors, vendors or other suppliers, CLTL shall have the right, but not the obligation, to pay those invoices directly to such Person to be credited to Acumen's account.

         Each of Acumen's invoices to CLTL shall detail all amounts then owed by CLTL to Acumen by reason of Work actually performed by Acumen and by Subcontractors or by reason of other expenses actually incurred by Acumen to the effective date of that invoice which are payable or reimbursable by CLTL under this Section 10. Such invoices shall be in such form and contain such detail as CLTL may reasonably require, but in any case each such invoice shall detail with specificity the Work performed and costs incurred, and (to the extent Acumen has not already provided the same to CLTL) shall have attached evidence of payment of all invoices, bills and statements from Subcontractors, vendors or others which were to have been paid from funds previously provided by CLTL. Except in those instances when the Parties have agreed that payments shall be made on a scheduled basis or have made other payment arrangements (all of which shall be set forth in the Project Proposal), CLTL shall pay such invoices in full in US dollars within thirty (30) days after receipt or shall within that period advise Acumen of any objection CLTL may have to that invoice, with justification for its objection.

         If CLTL pays the full amount due on a particular invoice within ten
(10) days after receipt, and if CLTL owes no outstanding balances on other Acumen invoices (excepting those subject to a bona fide dispute), Acumen shall credit CLTL with one percent (1%) of the total charge for services rendered on that invoice. Such credit for early payment shall not be extended to CLTL reimbursements for out-of-pocket expenses payable to Subcontractors, vendors and other suppliers. All balances due on invoices shall, unless disputed, accrue interest at the rate of one and one-half percent (1.5%) per month, compounded monthly. All payments shall be credited against outstanding interest before being credited against the principal amounts due.

         Due to delays in the start of the Project, Acumen has experienced and is experiencing significant out-of-pocket expenses and opportunity costs associated with the Project. Additionally, CLTL has received Acumen's technical and management assistance on numerous occasions since the time CLTL decided to proceed with Acumen, but before the official start-up date when Acumen's time would be billable. In light of the foregoing, CLTL shall pay Acumen upon the signing of this Agreement an advance against professional fees in the fixed amount of Two Hundred Eighty Four Thousand Dollars ($284,000). Such advance shall be applied without interest as a credit against fees owed by CLTL to Acumen upon delivery of the last

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Deliverables hereunder or upon termination, whichever first occurs. CLTL shall have no other liability to Acumen for or with respect to any Work or services performed or costs incurred, of whatever nature or description, before the date of this Agreement.

         11. Hardware, Software and Other Vendor Items. The Project Proposal contemplates that CLTL shall, with Acumen's advice and upon Acumen's recommendation, acquire during the course of the Work certain personal computer and communications hardware devices and associated software. Except as CLTL may otherwise agree in writing from time to time, Acumen shall have no authority to order or otherwise commit for any such items for CLTL's account. Rather, all such items shall be purchased directly by CLTL using CLTL's purchasing department and CLTL's purchase order forms and procedures. Provided, however, in those instances where because of preexisting business relations Acumen is able to acquire any such items at prices or on terms more beneficial to CLTL than CLTL can itself obtain, Acumen shall act on CLTL's behalf in acquiring such items at such better prices or on such more beneficial terms. In no case shall Acumen receive any commission, incentive or other payment or consideration from the vendor or any other Person in connection with such transaction, and to the extent Acumen receives any such consideration, it shall promptly account for and pay the same to CLTL. In all instances, all warranties, customer support obligations and other contractual benefits customarily extended to the original purchaser shall run directly to CLTL, and Acumen shall use its best efforts to secure such rights to CLTL. If in the performance of the Work Acumen reasonably requires items other then personal computers or communications devices, which items are to be included in the Project Deliverables, Acumen may, to the extent set forth in the Project Proposal or as otherwise approved by CLTL, acquire such items directly and include the actual costs thereof in its monthly invoices to CLTL.

         12. Proprietary Property; Licenses. All designs, ideas, inventions, creations and other intellectual property, including without limitation all software, programs, algorithms, codes (source and object), manuals and related data, records and materials (collectively, "Proprietary Property"), first developed, made or conceived by Acumen, Osorio or any Subcontractor during the course of the Work and which relate to the Work, shall be promptly disclosed to CLTL and such Proprietary Property, and all patent, copyright, trademark and other legal rights therein, shall be the sole and exclusive property of CLTL. Acumen and each Subcontractor, as the case may be, shall cooperate with CLTL and shall take all steps and execute and deliver all such documents as may be appropriate to perfect and evidence such ownership and to obtain, defend and enforce CLTL's rights therein. All copyrightable works first created by Acumen, Osorio or any Subcontractor and covered by this first paragraph of this Section 12 shall be deemed to be WORKS FOR HIRE.

         Any Proprietary Property developed by Acumen or Osorio prior to the date of this Agreement or independent of and not for the purposes of the Work or this Agreement, or by any Subcontractor prior to the date of its subcontract relating to the Work or independent of and not for the purpose of the Work or this Agreement ("Prior Property") and included in the Project Deliverables shall remain the property of the developer. CLTL shall have no ownership rights in Prior Property, but, unless otherwise agreed by CLTL, CLTL, Power Purchasing, Inc. and QUALA Systems, Inc. are hereby granted non-exclusive, perpetual licenses to use and to

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modify and adapt the Prior Property solely for their respective internal purposes. The foregoing license shall be included in each subcontract relating to the Work. CLTL shall not itself, and CLTL shall assure Acumen that Power Purchasing, Inc. and QUALA Systems, Inc. shall not, sell, lease, sublicense, distribute or otherwise transfer Prior Property to any Person without Acumen's prior written approval.

         Acumen shall furnish commercially available software to CLTL on the condition that CLTL shall use such software solely in compliance with the vendor's standard ("shrink-wrap") license or other license terms reasonably acceptable to CLTL. If such vendor requires that a separate license be signed by the end-user, CLTL shall execute such license so long as its form and substance are reasonably acceptable to CLTL.

         13. Nondisclosure. Acumen agrees, and each Subcontractor shall agree, to receive and hold in strictest confidence and (unless otherwise agreed by CLTL in writing) not to make any public disclosure of, any information imparted to it by CLTL or learned or generated by it which pertains to CLTL's business and which is not the subject of general public knowledge, whether or not the same relates to the Work, including, without limitation, proprietary processes, trade secrets, technical information and know-how, information concerning CLTL's other projects, management policies, economic policies, financial and other data, customer lists and information, and the like. The preceding nondisclosure obligations shall not apply to:

         (i) information in the possession of Acumen, Osorio or the Subcontractor, as the case may be, prior to the date it first rendered services to CLTL (whether or not under this Agreement);

         (ii) information in the public domain, except through violation of the covenants set forth in this Section 13; and

         (iii) information obtained from a third Person not under an obligation of nondisclosure to CLTL.

         14. Warranties. Acumen represents and warrants to CLTL, and each Subcontractor shall represent and warrant to CLTL (but only as to that portion of the Work for which such Subcontractor is responsible), that for a period of 90 days after final acceptance of the Work by CLTL (i) it understands the Work and that it has the professional skill and knowledge to complete the Work; (ii) the Work shall be performed on a "good-faith, reasonable efforts" basis, efficiently and in accordance with high professional standards; (iii) all Work and Deliverables and all software, program products and systems developed, made, conceived or acquired as part of the Work shall, when completed, substantially conform to the Specifications for the Project Deliverables and shall be adequate and effective for their intended uses as set forth in the Project Proposal and the Appendices (iv) no Work and no intellectual property developed, made, conceived or used by Acumen, Osorio or the Subcontractor, as the case may be, as part of the Work shall be subject to any lien, claim or encumbrance (except as caused by CLTL's failure to pay as required by this Agreement) or infringe any patent, copyright, trademark, trade secret or other legal right of any other Person. Acumen, Osorio and the

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Subcontractors do not warrant that the operation of the Deliverables shall be uninterrupted or error free.

         In the event of a breach of the foregoing warranties, CLTL shall, before pursuing any other legal remedies available to it, promptly inform Acumen of the, breach, defect or failure (with pertinent details as reasonable under the circumstances, including, if applicable, the operating conditions under which the defect occurs, a description of what occurs versus what should occur, and a representative sample of inputs for operating and analyzing the problem) and shall provide Acumen with reasonable opportunity and access to CLTL's systems and personnel to enable Acumen, at Acumen's own cost and expense, to correct such breach, defect or error, to make the defective Project Deliverables substantially conform to the applicable Specifications or this Agreement, or otherwise to cure such breach of warranty.

         The above warranties are contingent upon the proper installation and use of the Project Deliverables (to the extent the same are not accomplished by Acumen) and do not apply to supplies and consumables, or to defects or failures due to (i) accident, neglect or misuse by any Person other than Acumen, its employees, representatives or Subcontractors; (ii) failure or defect of electrical power, external electrical circuitry, air conditioning or humidity control; or (iii) any person other then Acumen, its employees, representatives or Subcontractors modifying, adjusting, repairing or servicing any Project Deliverables).

         Notwithstanding anything else to the contrary herein, Acumen makes no warranties as to any hardware items delivered by Acumen hereunder or as to any third party commercial software purchased by Acumen hereunder and delivered to CLTL, except for modifications made by Acumen to such hardware or third party software as part of the Work.

         THE ABOVE WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES-WHETHER STATUTORY, EXPRESSED OR IMPLIED-INCLUDING BUT NOT LIMITED TO ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

         15. Limitation of Liability. ACUMEN SHALL IN NO EVENT BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR OTHERWISE RELATING TO THE WORK, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

         The cumulative liability of Acumen with respect to or in any way arising out of this Agreement, its performance or breach, whether in contract, in tort, or otherwise shall in no event exceed the amount of CLTL's aggregate payments to Acumen for professional services (both Acumen's own and its Subcontractors) under this Agreement and to Osorio under the Consulting Services Agreement.

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         16. Force Majeure. Acumen shall not be liable for any failure to perform or for delay in performance due to fire, flood, strike or other labor difficulty, act of God, government authority or act or omission of CLTL, riot, embargo, energy shortage, wrecks or delay in transportation, inability to obtain necessary labor, materials, or services from usual sources, or any cause beyond its reasonable control. If there is a performance delay due to any such cause, the date of delivery or time for completion shall be extended by a time period reasonably necessary to overcome the delay's effect.

         17. Suspension; Discretionary Termination. CLTL may, at any time in its sole discretion, order an interruption or suspension in the Work if CLTL believes that such delay is in the best interests of CLTL or of the Project. Such interruption or suspension shall be effective immediately upon verbal notice from CLTL to Acumen or at such later time as CLTL may prescribe. CLTL shall reimburse Acumen or any Subcontractor, as the case may be, for any incremental costs of such interruption or suspension. All schedules, delivery and performance dates affected by such interruption or suspension shall be extended as reasonably necessary to prevent any hardship to Acumen.

         If CLTL interrupts or suspends performance of the Work, CLTL shall pay Acumen for professional personnel assigned to the Work at the same rates provided herein, unless Acumen is able to reassign those personnel to other work, which Acumen shall use its best efforts to do. If CLTL interrupts or suspends the Work for more than fifteen (15) business days, CLTL may inform Acumen that it shall not pay Acumen for any Acumen or Subcontractor personnel during such additional interrupted or suspended period and Acumen may terminate such personnel or Subcontractors. In such case, upon resumption of the Work, the schedule and estimated costs shall be adjusted to account for the effects of such interruption or suspension, including termination of personnel or Subcontractors. A period of interruption or suspension greater than thirty (30) business days shall be considered a termination of this Agreement.

         CLTL may, in its sole discretion, terminate the Work and the services of Acumen under this Agreement at any time and for any reason (which reason need not be communicated to Acumen), effective immediately upon written notice to Acumen. Such termination shall not require CLTL to terminate or abandon the Project. Acumen may, in its sole discretion, terminate the Work and the services of Acumen under this Agreement at any time and for any reason (which reason need not be communicated to CLTL), effective upon sixty (60) days prior written notice to CLTL.

         Following such discretionary termination, CLTL shall promptly reimburse Acumen for or pay directly for Acumen's account, all fees owed and costs incurred to the date of such termination for which CLTL is responsible under this Agreement, and (if such termination is at CLTL's discretion) Acumen's reasonable costs and expenses of termination, including, to the extent the same are unavoidable, all charges and costs of and owed to Acumen's Subcontractors and vendors. In such event, Acumen shall, with the cooperation of CLTL, use its best efforts to settle and minimize all claims of Subcontractors and vendors relating to such termination. Upon such discretionary termination, CLTL shall have no other payment or

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financial obligations to Acumen under this Agreement. Notwithstanding discretionary termination, Acumen shall, at CLTL's request, provide such services after termination as CLTL may reasonably request in connection with the continuation or winding down of the Project and/or the transition of the Project from Acumen to another independent contractor, consultant or supplier, for which Acumen shall be paid at the rates set forth in this Agreement.

         Notwithstanding anything to the contrary in this Agreement, if CLTL terminates Phase One of the Project for any reason other then a default by Acumen or breach of this Agreement by and/or Acumen, or breach of the Consulting Services Agreement by Osorio, CLTL shall pay Acumen the difference between Two Million Dollars ($2,000,000) and (i) all amounts paid by CLTL to Acumen under this Agreement (whether with respect to Acumen's services and costs, or the services and costs of Subcontractors and other vendors and suppliers); (ii) all amounts paid by CLTL directly to Subcontractors, vendors and suppliers (including hardware and software vendors and suppliers) of Acumen under this Agreement and which Acumen was obligated to pay under its arrangements with such Subcontractors, vendors and suppliers.

         18. Miscellaneous.

             18.1. Assignment. Acumen shall not by contract, operation of law, or otherwise, assign this Agreement (in whole or part), or delegate performance of any of its obligations under this Agreement, without in each case obtaining CLTL's prior written consent, which consent shall not be unreasonably withheld or delayed. Any attempt by Acumen to assign or delegate rights or obligations without CLTL's prior written consent shall be voidable at CLTL's option. CLTL reserves the right to assign this Agreement to any successor to CLTL's business.

             18.2. Governing Law. This Agreement shall be construed and governed according to the laws of the Commonwealth of Massachusetts whose courts (including Federal courts located therein) shall have exclusive jurisdiction to resolve any dispute hereunder. CLTL hereby consents and submits itself to the jurisdiction of such courts, and waives any claim that such jurisdiction or the venue of any court in Massachusetts is improper.

             18.3. Whole Agreement. This Agreement, including the Project Proposal, constitutes the entire understanding of the Parties with respect to its subject matter and completely supersedes any prior or contemporaneous understandings, either oral or written. Any modification of this Agreement shall be made only by a written amendment signed by the Parties.

             18.4. Waiver. The failure of any Party to exercise any right under this Agreement shall not constitute a waiver of any other term or condition of this Agreement with respect to any other or subsequent breach, nor a waiver by such Party of its right at any time thereafter to require exact and strict compliance with the terms of this Agreement.

             18.5. Notices. Any notice to be given under this Agreement shall be sufficiently given if sent to a Party by U.S. certified mail, postage prepaid, or by any

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commercial delivery service which provides a record of delivery, addressed to that Party at the address set forth in this Agreement, or to such other address as that Party may designate by written notice to the other Parties. Any such notice shall be effective on the earlier of the day of actual receipt or the third business day after mailing or delivery to such commercial delivery service.

             18.6. Survival of Obligations. Except as otherwise provided herein, any obligations under this Agreement which by their nature would continue beyond the termination or completion of the Work shall survive such termination or completion and shall continue thereafter for the full period of the applicable statute of limitations.

             18.7. Unenforceable Provisions. If any provision of this Agreement is declared void, illegal or unenforceable by a court of competent jurisdiction, such provision shall be deemed amended as necessary to conform to applicable Laws and Regulations, or if it cannot be so amended without materially altering the intention of the Parties, the remainder of the Agreement shall be amended in a manner to result in comparable economic effects to the Parties. IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

    ACUMEN:                 ACUMEN CONSULTING GROUP, INC.

                            By /s/ Fernando C. Colon Osorio
                               ----------------------------
                            Name:  Fernando C. Colon Osorio
                            Title: President


    CLTL:                   CHEMICAL LEAMAN TANK LINES, INC.

                            By /s/ Philip J. Ringo
                               ----------------------------
                            Name:
                            Title:

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

                      LIMITED GUARANTY AND SURETYSHIP RIDER

Osorio, for good and valuable consideration and intending to be legally bound hereby, and in order to induce CLTL to enter into the foregoing Agreement, hereby guarantees to CLTL and hereby becomes surety to CLTL for the due and punctual performance by Acumen of each and every covenant, obligation and agreement, and for the truth and accuracy of each and every representation and warranty, of Acumen to CLTL set forth in the foregoing Agreement; provided, that Osorio's total, cumulative liability with respect to or in any way arising out of this Limited Guaranty and Suretyship Rider, its performance or breach, whether in contract, tort, or otherwise shall be absolutely limited to and shall not exceed the amount of CLTL's aggregate payments to Osorio and/or Acumen under the Consulting Services Agreement. Osorio further agrees that any default by Acumen under the foregoing Agreement shall be and shall constitute a default by Osorio and/or Acumen under the Consulting Services Agreement. CLTL may set off against any amount owed by CLTL to Osorio under the Consulting Services Agreement, any amount owed by Acumen to CLTL under the foregoing Agreement, whether by reason of a failure to pay, a breach thereof, or otherwise. Capitalized terms used in this Limited Guaranty and Suretyship Rider are used herein with the definitions assigned to them in the foregoing Agreement.

             IN WITNESS WHEREOF, Osorio has duly executed this Agreement as of December 11, 1995.


                                    /s/ Dr. Fernando C. Colon Osorio
                                        ----------------------------
                                        Dr. Fernando C. Colon Osorio

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


                            Schedule of Fees Between
                        the Acumen Consulting Group, Inc.
                                       and
                        Chemical Leaman Tank Lines, Inc.
                            for the completion of the
                               C.L.I.S.A. Project

              Professional                  Professional Fee/Day
              Classification

              Senior Consultant             $ 1,300.00
              Associate Consultant          $ 850.00

                                   Appendix A


                                  Intended Use

The C.L.I.S.A. project to be delivered by Acumen as part of this contract is intended to provide Chemical Leaman Tank Lines with a modern order entry, dispatch, schedule and optimization system. In addition, a major goal of C.L.I.S.A. is to provide CLTL's management with market analysis tools that can help Chemical Leaman Tank Lines' select the "right" customers. The "right customer", in this context, refers to customers that help CLTL maximize its asset utilization. Nevertheless, the full economic potential impact of C.L.I.S.A. cannot be realized without deployment of significant business re-engineering changes planned as a result of the D451 and S451 work at CLTL. In this context, C.L.I.S.A. cannot and will not make any claims as to the potential economic benefits associated with its deployment. Said economic benefits cannot be obtained without the proper execution of the business re-engineering plan discussed.